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                                                                    EXHIBIT 99.1

NEWS RELEASE                                               [SLH CORPORATION LOGO
                                                                   APPEARS HERE]
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                                                  5000 W. 95TH STREET, SUITE 260
                                                                   P.O. BOX 7568
                                                       SHAWNEE MISSION, KS 66207
                                                            PHONE (913) 652-1000
                                                              FAX (913) 652-1025

FOR IMMEDIATE RELEASE:

                                            Contacts:   Steve Fitzwater
                                                        Kim Schaefer
August 6, 1998


                   SLH CORPORATION ANNOUNCES MERGER APPROVAL


     SHAWNEE MISSION, KS - SLH Corporation (SLH) announced that both SLH and Syntroleum (R) Corporation stockholders voted to approve the merger between SLH and Syntroleum. The merger is expected to become effective on August 7, 1998.

     In the merger, each share of Syntroleum common stock not presently owned by SLH will be exchanged for 1.2899 shares of SLH common stock, the name of SLH will be changed to "Syntroleum Corporation", and SLH management and six of the eight SLH directors will be replaced with Syntroleum management and directors.
P. Anthony Jacobs, Chairman of SLH, and James R. Seward, President and CEO of SLH, who are currently directors of both companies, will remain as directors of the merged company.

     Approximately 16,825,000 shares of common stock are to be issued pursuant to the merger, resulting in approximately 26,900,000 shares of SLH common stock issued and outstanding. Although the merger will effect a change in the name of SLH to "Syntroleum Corporation," certificates evidencing shares of SLH common stock prior to the merger that bear the name "SLH Corporation" will continue to evidence the same number of shares of SLH common stock after the merger. However, holders of SLH certificates may obtain new certificates that bear the name "Syntroleum Corporation" by delivering the old certificates to SLH's transfer agent together with appropriate transmittal documents that may be obtained from the transfer agent upon request. SLH's transfer agent is American Stock Transfer & Trust Company, 40 Wall Street, 46/th/ Floor, New York, NY 10005, and the telephone number is (718) 921-8200.

     The common stock of the newly merged company is expected to begin trading on the National Market System of Nasdaq on Monday, August 10 under the symbol "SYNM".

 (R)Syntroleum is both a service mark and trademark of Syntroleum Corporation.


This document contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as "intend," "believe," "estimate," "expect," "anticipate," "should," "hopeful" and similar expressions, and include statements relating to the effectiveness of the merger. They reflect management's beliefs and estimates of future circumstances and conditions. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, it can give no assurance that such expectations will be met. These and other forward-looking statements are based on many assumptions and factors, all of which may not be detailed in this document. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.